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                                                                   Exhibit 10.34


                               RETENTION AGREEMENT
                               -------------------

         This Retention Agreement (the "Agreement") by and between NORMAN M. MARTIN (the "Executive") and NATIONAL PROCESSING, INC., an Ohio corporation (the "Company"), is hereby entered into as of the 4th day of August, 2004, and is hereby effective upon the consummation of the transactions (the "Merger") contemplated by the Agreement and Plan of Merger among Bank of America Corporation, a Delaware corporation ("BAC"), Monarch Acquisition, Inc., an Ohio corporation and wholly owned by BAC ("Monarch"), and the Company, dated as of July 12, 2004 (the "Merger Agreement").

                              Statement of Purpose
                              --------------------

         Effective as of the "Effective Time" as defined in the Merger Agreement (the "Effective Time"), Monarch will be merged with and into the Company, with the Company being the surviving corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of BAC.

         The Executive and the Company have previously entered into a Severance Agreement dated July 6, 2004 (the "Severance Agreement"). The Severance Agreement includes provisions that could entitle the Executive to receive severance payments and benefits in the event of the Executive's termination of employment with the Company under certain circumstances. In connection with the Merger, BAC has determined that it is in the best interests of the Company that the Company ensure it will have the continued dedication and services of the Executive following the consummation of the Merger. In order to provide the Executive with appropriate incentives to remain with the Company following the Merger, and to provide the Company with certain covenants regarding the Executive's conduct following the Executive's employment and to otherwise meet the Company's needs, the Company and the Executive desire to replace the Severance Agreement in its entirety with this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree that the Severance Agreement is replaced and superceded in its entirety as hereinafter set forth, subject to the consummation of the Merger:

         1. Effect of this Agreement. This Agreement replaces and supercedes the Severance Agreement as of the Effective Time. In the event that the Merger is not consummated, this Agreement shall be void ab initio and of no force and effect whatsoever.

         2. Certain Defined Terms. In addition to the capitalized terms otherwise expressly defined herein, the following terms shall have the following meanings:

                  "Cause" means that, prior to any termination pursuant to
         Section 5 hereof, the Executive shall have committed:
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                           (i) an intentional act of fraud, embezzlement or
                  theft in connection with his duties or in the course of his employment with the Company or any affiliate;

                           (ii) intentional wrongful damage to property of the
                  Company or any affiliate;

                           (iii) intentional wrongful disclosure of secret
                  processes or confidential information of the Company or any affiliate; or

                           (iv) intentional wrongful engagement in any
                  Competitive Activity;

         and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if it was done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

                  "Closing Date" means "Closing Date" as defined in the Merger Agreement.

                  "Competitive Activity" means the Executive's participation, without the consent of the Company, in the management of any business enterprise within the continental United States that is engaged in the business of acquiring or processing credit and debit card transactions accepted by merchants at the point of sale.

                  "Date of Termination" means the effective date of the Executive's termination of employment with the Company as determined in accordance with the provisions of Section 6 below.

                  "Disability" means the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan of the Company in which the Executive participates.

                  "Good Reason" means either (i) a reduction in the Executive's annual rate of base salary below Two Hundred Fifty Thousand Dollars ($250,000) or (ii) the Company requires the Executive to have his principal location of work changed to any location which is in excess of 25 miles from the location thereof immediately prior to the Effective Time.




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                  "Protected Period" means the period of time commencing on the
         Closing Date and continuing until the second anniversary of the Closing Date; provided, however, that for purposes of the continuation of certain benefits pursuant to Section 4 below, the Protected Period will not extend beyond the date of the Executive's death.

                  "Welfare Benefits" means the welfare benefits which the Executive is eligible to receive from time to time under the applicable plans, policies and programs of the Company, including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs. In clarification but not limitation of the foregoing, Welfare Benefits does not include retirement or savings plan benefits, cash or equity incentive compensation, fringe benefits or perquisites.

         3. Position. During the Executive's period of employment with the Company following the Effective Time, the Executive shall be in charge of operations for the Company reporting to the President, Merchant Services. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or any affiliate to have the Executive remain in the employment of the Company or any affiliate prior to or following the Effective Time.

         4. Deferred Retention Incentive.

                  (a) Deferred Amount. At the Effective Time, the Company shall establish a deferred compensation account in the name of the Executive with an initial balance equal to Five Hundred Seventy-Nine Thousand Five Hundred Fifty-Six Dollars ($579,556) (which amount equals two times the Executive's current annual rate of base salary plus two times the Executive's highest aggregate annual cash bonus and cash LTIP payout for 2001 through 2003) (the "Deferred Amount"), which shall earn interest for the duration of the deferral period at a rate equal to the prior month 1 Year Constant Maturity Treasury Rate as determined each month by the Federal Reserve, compounded daily.

                  (b) Vesting of Deferred Amount. If the Executive remains employed with the Company through January 1, 2006, then one hundred percent (100%) of the Deferred Amount shall become vested on that date. If the Executive's Date of Termination occurs prior to January 1, 2006, then, except as provided below, the Deferred Amount shall be forfeited in its entirety, and the Executive (or the Executive's estate or beneficiaries) shall have no rights or entitlement with respect thereto. Notwithstanding anything to the contrary contained herein, if prior to January 1, 2006 the Company shall terminate the Executive's employment other than for Cause or if the Executive shall terminate employment for Good Reason or if the Executive's employment shall terminate by reason of death or Disability, then the Deferred Amount shall become one hundred percent (100%) vested on the Date of Termination.

                  (c) Payment of Deferred Amount. The vested portion of the Deferred Amount shall be payable to the Executive (or the Executive's beneficiaries or estate) in a lump sum payment within 30 days after the Date of Termination.

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         5. Benefits Continuation. If during the Protected Period the Company shall terminate the Executive's employment other than for Cause or if the Executive shall terminate employment for Good Reason, then

                           (i) the Company shall arrange to provide the Executive for the remainder of the Protected Period with Welfare Benefits substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Date of Termination; and

                           (ii) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the employer matching contributions that the Company would have made on the Executive's behalf to the qualified and non-qualified retirement savings plans in which the Executive participates as of the Date of Termination (assuming the maximum employee deferral election, and the maximum employer matching contribution rate, permitted under such plans) if the Executive's employment continued for the remainder of the Protected Period at the Executive's compensation level in effect as of the Date of Termination.

If and to the extent that any benefit described in clause (i) above is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, or his dependents and beneficiaries, of such benefits. Without otherwise limiting the purposes or effect of this Section 5, Welfare Benefits otherwise receivable by the Executive pursuant to clause (i) above shall be reduced to the extent comparable Welfare Benefits are actually received by the Executive from another employer during the Protected Period, and any such benefits received by the Executive shall be reported by the Executive to the Company.

         6. Date of Termination.

                  (a) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice).

                  (b) Date of Termination. "Date of Termination" means the date of receipt of the Notice of Termination or any permitted later date specified therein, as the case may be; provided, however, that if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the effective date of the Disability, as the case may be.

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         7. Confidential Information, Non-Solicitation and Non-Disparagement. In
consideration for the establishment of the Deferred Amount, the Executive covenants and agrees as follows:

                  (a) General. The Executive acknowledges and agrees that in the performance of the Executive's duties of employment with the Company and/or any of its affiliates (collectively and individually the "Employers"), the Executive may be in contact with customers, potential customers and/or information about customers or potential customers of the Employers either in person, through the mails, by telephone or by other electronic means. The Executive also acknowledges and agrees that trades secrets and confidential information of the Employers, more fully described in Section 7(d) below, gained by the Executive during employment with the Employers, have been developed by the Employers through substantial expenditures of time, effort and financial resources and constitute valuable and unique property of the Employers. The Executive further understands, acknowledges and agrees that the foregoing makes it necessary for the protection of the Employers' businesses that the Executive not divert business or customers from the Employers and that the Executive maintain the confidentiality and integrity of the Confidential Information as hereafter as defined.

                  (b) Non-Solicitation of Customers. The Executive shall not, during the Executive's employment by the Employers and for a period of one year after such employment ends, whether by action of the Executive or the Employers (the "Business Protection Period"):

                           (i) solicit, divert, entice or take away any
                  customers, business, patronage or orders of the Employers with whom the Executive has had contact, involvement or responsibility during his or her employment with the Employers, or attempt to do so, for the sale of any product or service that competes with a product or service offered buy the Employers; or

                           (ii) solicit, divert, entice or take away any
                  potential customer identified, selected or targeted by the Employers with whom the Executive has had contact, involvement or responsibility during his or her employment with the Employers, or attempt to do so, for the sale of any product or service that competes with a product or service offered by the Employers.

Nothing contained in this Section 7(b) shall preclude the Executive from accepting employment with a company, firm, or business that competes with the Employers so long as the Executive's activities do not violate the provisions of Sections 7(b)(i) and 7(b)(ii) above or any of the provisions of Sections 7(c) and 7(d) below.

                  (c) Non-Solicitation of Employees. The Executive shall not, directly or indirectly, at any time during the Business Protection Period solicit or induce or attempt to solicit or induce any employee of the Employers to terminate his or her employment, representation or other association with the Employers.

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                  (d) Confidential Information. The Executive shall keep in
strict confidence, and shall not, directly or indirectly, at any time during or after the term of this Agreement, disclose, furnish, disseminate, make available or use (except in the course of performing his or her duties of employment with the Employers) any trade secrets or confidential business or technical information of the Employers or their customers (the "Confidential Information"), without limitation as to when or how the Executive may have acquired such information. The Confidential Information shall include the whole or any portion or phrase of any scientific or technical information, design, process, procedure, formula, pattern, compilation, program, device, method, technique or improvement, or any business information or plans, financial information, or listing of names, addresses or telephone numbers, including without limitation, information relating to the Employers' customers or prospective customers, the Employers' customer list, contract information including terms, pricing and services provided, information received as a result of customer contacts, the Employers' products and processing capabilities, methods of operation, business plans, financials or strategy, and agreements to which the Employers may be a party. The Confidential Information shall not include information that is or becomes publicly available other than as a result of disclosure by the Executive. The Executive specifically acknowledges that the Confidential Information, whether reduced to writing or maintained in the mind or memory of the Executive and whether compiled by the Employers and/or the Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been put forth by the Employers to maintain the secrecy of such information, that such information is the sole property of the Employers and that any retention and use of such information during or after the Executive's employment with the Employers (except in the course of performing his duties of employment with the Employers) shall constitute a misappropriation of the Employers' trade secrets. The Executive further agrees that, at the time of termination of his or her employment the Executive will return to the Employers, in good condition, all property of the Employers, including without limitation, the Confidential Information. In the event that said items are not so returned, the Employers shall have the right to charge the Executive for all reasonable damages, costs, attorney's fees and other expenses incurred in searching for, taking, removing, and/or recovering such property. In the event that the Executive is advised in writing by the Executive's legal counsel that the Executive is required by subpoena or other legal process to disclose any of the Confidential Information, the Executive shall promptly notify the Employers of this situation and shall promptly provide the Employers with a copy of the written advice of legal counsel so that the Employers may seek a protective order or other appropriate remedy. If a protective order or other appropriate remedy is not obtained in a reasonable period of time, the Executive may furnish that portion of the Confidential Information that the Executive is advised by his legal counsel is legally required.

                  (e) Non-Disparagement. The Executive shall refrain from criticizing or making disparaging or derogatory comments about the Company or any of its affiliates and the current and former officers, directors, employees, agents, products or services of the Company or any of its affiliates, and the Company agrees that the officers and directors of the Company shall refrain from criticizing or making disparaging or derogatory comments about the Executive.

                  (f) Reasonableness of Covenants. The Executive acknowledges that the Executive's obligations under this Section 7 are reasonable in the context and nature of the


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Company's business and the competitive injuries likely to be sustained by the
Company if the Executive violated such obligations.

                  (g) Enforcement. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive's obligations under this Section 7 would be inadequate, and agrees and consents that in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision contained in this
Section 7, without the necessity of proof of actual damage.

         8. Dispute Resolution; Legal Fees and Expenses. Any controversy or claim arising out of or relating to this Agreement, other than an action by the Company to enforce the provisions of Section 7, shall at the request of either party be determined by arbitration. The arbitration shall be conducted in accordance with the United States Arbitration Act (Title 9, United States Code), notwithstanding any choice of law provision in this Agreement, and under the rules of the American Arbitration Association. The dispute shall be submitted to a single arbitrator to be mutually agreed upon by the parties. If the parties cannot agree on a single arbitrator, each party shall appoint one arbitrator who shall then jointly appoint a single arbitrator. The arbitrator shall give effect to applicable statues of limitations. Any controversy concerning whether an issue is arbitrable shall be determined by the arbitrator. Judgement upon the arbitration award may be entered in any court having a jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. The Company and the Executive shall each pay fifty percent (50%) of the cost of the arbitrator and shall each bear their own legal fees and expenses; provided, however, that the Company agrees to pay the Executive's portion of the costs of arbitration and to reimburse the Executive for reasonable expenses incurred as a result of such arbitration, provided the Executive prevails on at least one material issue in the arbitration.

         9. Successors.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                  (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as



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hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         10. Miscellaneous.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives; provided, however, that this Agreement may not be amended prior to the Effective Time without BAC's prior written consent.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:


                  If to the Company:

                     National Processing, Inc.
                     c/o Bank of America Corporation
                     NC1-007-21-02
                     100 North Tryon Street
                     Charlotte, NC 28255-0001
                     Attn: E. Randall Morrow, Sr. VP - Executive Compensation

or such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The Company may withhold from any amounts vested or payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement, except as expressly provided in the last sentence of Section 5.

                  (f) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an



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annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Midwest Edition of The Wall Street Journal. Such interest shall be payable as it accrues on demand. Any change in such prime rate shall be effective on and as of the date of such change.

                  (g) The Executive's failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision thereof.

                  (h) This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof and, from and after the date of the Effective Time, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof, including without limitation the Severance Agreement.

                  (i) Any amount payable at the death of the Executive under this Agreement shall be payable to any such beneficiary or beneficiaries as the Executive may designate in accordance with such administrative rules and procedures as the Company may establish from time to time.

                  (j) For purposes of this Agreement, "affiliate" means any corporation, partnership or other business entity that, directly or indirectly, controls, is controlled by or is under common control with the Company or its successors or assigns.

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         IN WITNESS WHEREOF, the Executive has executed this Agreement and the
Company has caused this Agreement to be executed by its duly authorized officer as of the day and year first above-written. This Agreement may be executed in any number of counterparts, all of which constitute one and the same instrument.


                                     ------------------------------
                                     Norman M. Martin



                                     NATIONAL PROCESSING, INC.

                                     By:
                                          -------------------------------------
                                             Name:
                                                  -----------------------------
                                             Title:
                                                   ----------------------------


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